Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Summary Historical and Unaudited Pro Forma Consolidated Financial and Other Data” and “Experts” and to the use of our report dated September 11, 2006, in the Registration Statement (Form S-4) and related Prospectus of Education Management LLC dated September 26, 2006.

Ernst & Young LLP

Pittsburgh, Pennsylvania

September 26, 2006